Exhibit 3.1

AMENDMENT NO. 1
TO
THE AGREEMENT OF LIMITED PARTNERSHIP
OF
SANCHEZ PRODUCTION PARTNERS LP

This Amendment No. 1 (this “Amendment”) to the Agreement of Limited Partnership of Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), dated as of March 6, 2015 (the “Partnership Agreement”), is entered into effective as of March 31, 2015 at the direction of Sanchez Production Partners GP LLC, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.4(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any Partnership purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as the General Partner in its sole discretion shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.4(b) of the Partnership Agreement provides that the Partnership Interests authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may amend any provision of the Partnership Agreement that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.4 of the Partnership Agreement; and

WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Class A Preferred Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class A Preferred Units, including, without limitation, the conversion of the Class A Preferred Units into Common Units in accordance with the terms described herein, (ii) the issuance of the Class A Preferred Units to the Unit Purchasers pursuant to one or more Class A Preferred Unit Purchase Agreements and (iii) such other matters as are provided herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:
1. Article I of the Partnership Agreement is hereby amended to add or restate, as applicable, the following definitions in the appropriate alphabetical order:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, for purposes of this Agreement, the Partnership, on the one hand, and the Unit Purchasers, on the other hand, shall not be considered Affiliates.

“Class A Conversion Notice” has the meaning set forth in Section 5.9(b)(ii).

“Class A Holder Optional Conversion Date” has the meaning set forth in Section 5.9(b)(ii).

“Class A Preferred Distribution Rate”  means an amount per Class A Preferred Unit equal to the following percentages of the applicable Class A Preferred Unit Price:  (i) from the Class A Preferred Issue Date applicable to such Class A Preferred Unit through and including March 31, 2016, 10.0% per annum (2.5% per quarter), (ii) from April 1, 2016 through and including March 31, 2017, 11.5% per annum (2.875% per quarter) and (iii) from and after April  1, 2017, 12.5% per annum (3.125% per quarter).

“Class A Preferred Holder” means a holder of a Class A Preferred Unit.

“Class A Preferred Issue Date”  means, with respect to a Class A Preferred Holder, the definition set forth for the term “Closing Date” in the Class A Preferred Unit Purchase Agreement to which such Class A Preferred Holder is a party.

“Class A Preferred Quarterly Distribution” has the meaning set forth in Section 5.9(c)(i).

“Class A Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class A Preferred Unit in this Agreement, including PIK Units, provided that such PIK Units shall be subject to such restrictions as are set forth herein. A Class A Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class A Preferred Unit Price” means, with respect to a Class A Preferred Unit, the definition set forth for the term “Purchase Price” in the Class A Preferred Unit Purchase Agreement pursuant to which such Class A Preferred Unit was issued.

“Class A Preferred Unit Purchase Agreement” means the applicable purchase agreement between the Partnership and a Class A Preferred Holder with respect to such Class A Preferred Holder’s Class A Preferred Units.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement. A Class A Preferred Unit will not constitute a Common Unit until the Preferred Conversion Date.

“Conversion Price” means the lesser of (i) the Class A Preferred Unit Price applicable to the Class A Preferred Unit that is converted and (ii) the lowest price after March 31, 2015 and on or prior to the applicable Preferred Conversion Date for which a Common Unit is issued by the Partnership (including pursuant to a Qualified Public Offering), other than in connection with an at-the-market offering or pursuant to the LTIP.

“Conversion Rate”  has the meaning set forth in Section 5.9(b)(i).

“Liquidation Preference” means, with respect to each Class A Preferred Unit, the sum of the Class A Preferred Unit Price applicable to such Class A Preferred Unit plus all accrued and unpaid distributions on such Class A Preferred Unit to the applicable Preferred Conversion Date.

“Mandatory Conversion Date”  means the earlier of (i) March 31, 2018,  and (ii) the closing date for a Qualified Public Offering.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided,  however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding (other than the Class A Preferred Units), none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law or approved by the Board of Directors), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided,  further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply;  provided, moreover, that if any Person or Group beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding solely as a result of actions taken by the Partnership, then the 20% threshold specified herein shall be increased, with respect to such Person, to a percentage equal to such Person’s new beneficial ownership after the taking of such action plus the difference between 20% and  such Person’s beneficial ownership prior to such action.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interest (including, for the avoidance of doubt, any Class A Preferred Unit and Incentive Distribution Right), but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (and, as applicable, Member Interests prior to the Conversion Date).

“Partnership Optional Conversion Date” has the meaning set forth in Section 5.9(b)(v).

“PIK Unit” means a Class A Preferred Unit issued pursuant to a Class A Preferred Unit Distribution in accordance with Section 5.9(c).

“Preferred Conversion Date” means the Mandatory Conversion Date, the Partnership Optional Conversion Date or the Class A Holder Optional Conversion Date, as applicable.

“Qualified Public Offering” means a  firm commitment underwritten public offering by the Partnership of Common Units that results in the Partnership receiving gross proceeds (before underwriting discounts, commissions, fees and expenses) of not less than $75,000,000.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Class A Preferred Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unit Purchasers” means each of the Persons named on Schedule A to a Class A Preferred Unit Purchase Agreement.

2. Section 4.7 of the Partnership Agreement is hereby amended to add a new clause (e) at the end thereof implementing certain transfer restrictions on the Class A Preferred Units:

(e)Transfer Restrictions on Class A Preferred Units.

(i) Except as otherwise provided in this Section 4.7(e), no Class A Preferred Unit shall be transferrable by any Class A Preferred Holder.

(ii) Notwithstanding anything to the contrary contained herein, a Class A Preferred Holder shall be permitted to transfer any Class A Preferred Units held by such Class A Preferred Holder to an Affiliate of such Class A Preferred Holder or another Unit Purchaser or its Affiliates, provided that any such transfer would not result in the Partnership being considered terminated for purposes of Section 708 of the Code.

(iii) Notwithstanding anything to the contrary contained herein, no Class A Preferred Holder shall transfer any Class A Preferred Units to any Person that (a) is an operating company (and not a financial institution) and (b) engages in the upstream energy business or otherwise provides similar services or engages in similar business as the Partnership at any time during the twelve months preceding the proposed transfer.

(iv) Notwithstanding anything to the contrary contained herein, (A) in connection with any transfer of Class A Preferred Units, the transferring Class A Preferred Holder must transfer to the transferee of such Class A Preferred Units all PIK Units issued as distributions thereon, and (B) in connection with any transfer of PIK Units, the transferring Class A Preferred Holder must transfer to the transferee of such PIK Units all Class A Preferred Units in connection with which such PIK Units were distributed; provided,  however, that in the event that compliance with this Section 4.7(e)(iv) would result in the transfer of any fractional Class A Preferred Unit or PIK Unit, the number of Class A Preferred Units or PIK Units to be transferred shall be rounded down to the nearest whole Class A Preferred Unit or PIK Unit, as the case may be.

3. Section 5.3(a) of the Partnership Agreement is hereby amended and restated as follows:

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest (including, with respect to the Class A Preferred Units, the net amount of cash contributed for the Class A Preferred Units by the holders thereof pursuant to a Class A Preferred Unit Purchase Agreement) and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than PIK Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Class A Preferred Units, unless otherwise required by applicable law.

4. Section 5.3(d)(i) of the Partnership Agreement is hereby amended and restated as follows:

(d) (i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.8, the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of a Class A Preferred Unit in accordance with Section 5.9(b), the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Preferred Conversion Date, immediately after such Preferred Conversion Date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance;  provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further,  that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Class A Preferred Unit, first among the Partners holding Common Units as may be necessary to cause the Capital Account attributable to each such Common Unit to be the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the occurrence of a Preferred Conversion Date is not sufficient to cause the Capital Account attributable to each Common Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Common Units so as to cause the Capital Account attributable to each such Common Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Partnership Interests or a Preferred Conversion Date, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (including conversion of a Class A Preferred Unit), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of the Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. For this purpose, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time (on a fully converted basis), and the amount of Partnership liabilities, and, if before the Preferred Conversion Date of any Class A Preferred Units, may adjust the fair market value of all Partnership assets to reflect the difference, if any, between the fair market value of any Class A Preferred Units for which the Preferred Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Class A Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event (including conversion of a Class A Preferred Unit) shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value

5. Article V of the Partnership Agreement is hereby amended to add a new Section 5.9 at the end thereof creating a new series of Units as follows:

Section 5.9 Establishment of Class A Preferred Units

(a) General. The General Partner hereby designates and creates a series of Units, including any PIK Units issued pursuant to Section 5.9(c), to be designated as “Class A Preferred Units,” having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.9.

(b) Conversion of Class A Preferred Units

(i) Each Class A Preferred Unit, unless previously converted, shall automatically convert on the Mandatory Conversion Date into a number of Common Units equal to the Liquidation Preference divided by the Conversion Price (the  “Conversion Rate”), subject to adjustment pursuant to Section 5.9(b)(xii);  provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such Mandatory Conversion Date that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(i),  then the provisions of this Section 5.9(b)(i) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(i), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.   Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(i) on less than sixty-one (61) days prior written notice to the Partnership.

(ii) Each of the holders of Class A Preferred Units (including a PIK Unit) shall have the right, from and after March 31, 2016 at the option of such holder, to request conversion in whole or in part of its Class A Preferred Units into a number of Common Units equal to the Conversion Rate,  subject to adjustment pursuant to Section 5.9(b)(xii); provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such Class A Holder Optional Conversion Date that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(ii), then the provisions of this Section 5.9(b)(ii) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(ii), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.   Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(ii) on less than sixty-one (61) days prior written notice to the Partnership.    To convert Class A Preferred Units into Common Units pursuant to this Section 5.9(b)(ii), the Class A Preferred Holder shall give written notice (a “Class A Conversion Notice”) to the Partnership stating that such holder elects to so convert Class A Preferred Units into Common Units and shall state therein with respect to Class A Preferred Units to be converted pursuant to Section 5.9(b)(ii):  (a) the number of Class A Preferred Units (including PIK Units) to be converted, (b) the name or names in which such holder wishes the certificate or certificates for Common Units to be issued, (c) the holder’s computation of the number of Common Units to be received by the holder (or designated recipients) upon the Conversion Date and (d) the Conversion Rate on the Class A Holder Optional Conversion Date. The date of any Class A Conversion Notice shall be hereinafter be referred to as a “Class A Holder Optional Conversion Date.”

(iii) The Partnership shall have the right to cause all, but not less than all, of the Class A Preferred Units to convert into Common Units at the Conversion Rate at any time beginning March 31, 2016, subject to adjustment pursuant to Section 5.9(b)(xii);  provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such Partnership Optional Conversion Date that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iii), then the provisions of this Section 5.9(b)(iii) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iii), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.   Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class

A Preferred Units set forth in this Section 5.9(b)(iii) on less than sixty-one (61) days prior written notice to the Partnership.

(iv) If a Class A Preferred Unit conversion shall occur before a Record Date for payment of a distribution on the Common Units in respect of any completed Quarter and the Class A Preferred Units convert into additional Common Units, the additional Common Units issued in such conversion shall not receive the Common Unit distribution with respect to such completed Quarter.

(v) In order to exercise the right to convert Class A Preferred Units prior to the Mandatory Conversion Date, the Partnership must:

(A)deliver to the Class A Preferred Holders a “Notice of Partnership Optional Conversion” (attached as Exhibit B to this Agreement) not later than 30 days prior to the Partnership Optional Conversion Date; and

(B)pay all transfer or similar taxes, if any, required under Section 5.9(b)(vi).

The date specified in the Notice of Partnership Optional Conversion is the “Partnership Optional Conversion Date.”

(vi) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Class A Preferred Units, other than the transfer taxes payable upon the issuance of Common Units upon conversion of Class A Preferred Units in a name or names other than that of the Class A Preferred Holder, which shall be paid by the converting Class A Preferred Holder.

(vii) Effective immediately prior to 5:00 p.m., New York City time, on the applicable Preferred Conversion Date, distributions on the converted Class A Preferred Units shall cease to accrue and the converted Class A Preferred Units shall cease to be outstanding, in each case subject to the right of Class A Preferred Holders of such converted Class A Preferred Units to receive the consideration issuable upon conversion which they are entitled to pursuant to this Section 5.9(b).

(viii) As of 5:00 p.m., New York City time, on the applicable Preferred Conversion Date, the issuance by the Partnership of Common Units upon conversion of Class A Preferred Units shall become effective and the Person entitled to receive such Common Units shall be treated for all purposes as the record holder or holders of such Common Units. Prior to 5:00 p.m., New York City time, on the applicable Preferred Conversion Date, the Common Units issuable upon conversion shall be deemed not outstanding for any purpose, and Holders of Class A Preferred Units shall have no rights with respect to the Common Units issuable upon conversion by virtue of holding Class A Preferred Units.

(ix) In connection with the conversion of any Class A Preferred Units, no fractional Common Units shall be issued to the converting Class A Preferred Holders. In lieu of any fractional Common Units issuable to a Class A Preferred Holder upon conversion, the Partnership shall pay or deliver, as applicable, to the converting Class A Preferred Holder, at its option, either (i) a number of Common Units rounded up to the next whole number of units, or (ii) an amount in cash (computed to the nearest cent) equal to the product of the fractional Common Unit and the Closing Price of Common Units on the Trading Day immediately preceding the applicable Preferred Conversion Date.

(x) If more than one Class A Preferred Unit shall be surrendered for conversion at one time by or for the same Class A Preferred Holder, the number of Common Units issuable upon conversion of those Class A Preferred Units shall be computed on the basis of the aggregate number of Class A Preferred Units so surrendered.

(xi) With respect to any conversion of Preferred Units,

(1) promptly following the applicable Preferred Conversion Date, the Partnership shall instruct the Transfer Agent to deliver or cause to be delivered to the converting Class A Preferred Holder confirmation by book-entry of the whole number of Common Units issued upon conversion of such Class A Preferred Units; and

(2)on the Business Day immediately following the applicable Preferred Conversion Date, the Partnership shall deliver or cause to be delivered to the converting Class A Preferred Holder any cash payment for any fractional units that the Partnership is obligated to pay under Section 5.9(b)(ix).

(xii) If the Partnership (1) makes a distribution on its Common Units in Common Units, (2) subdivides or splits its outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies its Common Units into a smaller number of Common Units or (4) issues by reclassification of its Common Units any Partnership Interest (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Class A Preferred Unit Price in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that the conversion of the Class A Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interest into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (3) and (4) above) that such holder would have been entitled to receive if the Class A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving

Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.9 relating to the Class A Preferred Units shall not be abridged or amended and that the Class A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class  A Preferred Units had immediately prior to such transaction or event.  An adjustment made pursuant to this Section 5.9(b)(xii) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split.  Such adjustment shall be made successively whenever any event described above shall occur.

(c) Distributions.

(i) Commencing with the Quarter ending on June 30, 2015 through the Preferred Conversion Date, the holders of the Class A Preferred Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class A Preferred Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Interests pursuant to Section 6.3, Section 6.4 or Section 6.5, in an amount equal to the Class A Preferred Distribution Rate on all Outstanding Class A Preferred Units. Distributions shall be paid on or about the last day of each of February, May, August and November following the end of each Quarter commencing with the Quarter ending June 30, 2015.  Each Record Date established pursuant to this Section 5.9(c)(i) for a Class A Preferred Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Company in respect of other Company Securities pursuant to Section 6.3, Section 6.4 or Section 6.5 for such Quarter.  For the Quarter ending June 30, 2015, through and including the Quarter ending June 30, 2016, Class A Preferred Quarterly Distributions shall be paid in PIK Units.  For the Quarters ending from and after September 30, 2016, the Class A Preferred Quarterly Distributions may be paid in cash, in PIK Units or in a combination thereof, as determined by the Board of Directors in its sole discretion, but shall be paid in PIK Units absent an affirmative determination otherwise by the Board of Directors.  The number of PIK Units to be issued to a Class A Preferred Holder on account of its Class A Preferred Units in connection with any Class A Preferred Quarterly Distribution paid in PIK Units shall be determined by dividing (i) the product of the Class A Preferred Distribution Rate multiplied by the number of Class A Preferred Units held by such Class A Preferred Holder, by (ii) the Class A Preferred Unit Price applicable to such Class A Preferred Units.  Cash will be paid in lieu of any fractional PIK Units, with the value of the fractional PIK Unit determined by reference to the Class A Preferred Unit Price applicable to the Class A Preferred Units on which such PIK Units were issued.   Unless otherwise expressly provided, references in this Agreement to Class A Preferred Units shall include all PIK Units Outstanding as of the date of such determination.  If, in violation of this Agreement, the Partnership fails to pay in full any in-kind Class A Preferred Quarterly Distribution when due, then the holders entitled to the unpaid PIK Units shall be entitled to Class A Preferred Quarterly Distributions in subsequent Quarters, and to all other rights under this Agreement, as if such unpaid PIK Units had in fact been distributed on the date due.  Nothing in this clause (i) shall alter the obligation of the Partnership to pay any unpaid PIK Units or the right of Class A Preferred Holders to enforce this Agreement to compel the Partnership to distribute any unpaid PIK Units.

(ii) Notwithstanding anything in this Section 5.9(c) to the contrary, with respect to Class A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Class A Preferred Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date, together with all accrued but unpaid distributions on the converted Class A Preferred Units.

(iii) When any PIK Units are payable to a Class A Preferred Holder pursuant to this Section 5.9, the Partnership shall make a notation in book-entry form in the books of the Transfer Agent, or, at the request of a Class A Preferred Holder, issue to such Class A Preferred Holder a Certificate or Certificates for the number of PIK Units to which such Class A Preferred Holder shall be entitled, and all such PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(iv) For purposes of maintaining Capital Accounts, if the Partnership issues one or more PIK Units with respect to a Class A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Class A Preferred Unit in an amount equal to the Class A Preferred Unit Distribution Rate attributable to such PIK Units, and (ii) the holder of such Class A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued PIK Units an amount of cash equal to the Class A Preferred Unit Distribution Rate attributable to such PIK Units less the amount of any cash distributed by the Partnership in lieu of fractional PIK Units.

(v) Accrued and unpaid distributions in respect of the Class A Preferred Units will not constitute an obligation of the Partnership.
(d) Voting Rights. Except as provided in Section 5.9(f) or as a result of requirements imposed by the Delaware Act, the Class A Preferred Units shall have no voting rights.
(e) Certificates.

(i) If requested by a Class A Preferred Holder, the Class A Preferred Units shall be evidenced by Certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The Certificates evidencing Class A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.

(ii) The Certificate(s) representing the Class A Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS MARCH 6, 2015, AS AMENDED, AND (ii) A CLASS A PREFERRED UNIT PURCHASE AGREEMENT, BY AND BETWEEN THE PARTNERSHIP AND THE UNIT PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(iii) In connection with a sale of Class A Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class A Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the Certificate(s) representing such Class A Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

(f) Amendments. This Section 5.9 shall not be amended in any manner that would adversely affect a Class A Preferred Holder without the prior written consent of such Class A Preferred Holder.

6. Section 6.1(a) of the Partnership Agreement is hereby amended and restated as follows:

(a) Net Income. After giving effect to the special allocated set forth in Section 6.1(d) and Section 6.1(e),  Net Income for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i) First, to the General Partner until the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable periods;

(ii) Second, to the Class A Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(a)(ii) until the Net Income allocated to such holders of Class A Preferred Units pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Class A Preferred Holders pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

(iii) The balance, if any, 100% to the Unitholders, Pro Rata (determined without regard to any Class A Preferred Units then held by them).
7. Section 6.1(b) of the Partnership Agreement is hereby amended and restated as follows:

(b)Net Loss.  After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Loss for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i) First, to the Unitholders (other than Class A Preferred Holders), Pro Rata (determined without regard to any Class A Preferred Units then held by them); provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Class A Preferred Units then held by such Unitholder;

(ii) Second, to the Class A Preferred Holders pro rata in accordance with the number of Class A Preferred Units held by them; provided, that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any such Class A Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii) The balance, if any, 100% to the General Partner.

8. Section 6.1(c) of the Partnership Agreement is hereby amended and restated as follows:

(c)Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss) for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 5.9, Section 6.3, Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A)First, to the General Partner until the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(C) for all previous taxable periods;

(B)Second, to the Class A Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(c)(i)(B) until the Net Termination Gain allocated to such Class A Preferred Holders pursuant to this Section 6.1(c)(i)(B) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Class A Preferred Holders pursuant to Section 6.1(c)(ii)(B) for all previous taxable periods;

(C)Third, to all Unitholders, Pro Rata (determined without regard to any Class A Preferred Units then held by them), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a) with respect to such Common Unit for such Quarter, and (3) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(b) for such period (the sum of (1), (2), and (3)  is hereinafter referred to as the “First Liquidation Target Amount”);

(D)Fourth, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 87% to all Unitholders, Pro Rata (determined without regard to any Class A Preferred Units then held by them), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(c) for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(E)Fifth, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 77% to all Unitholders, Pro Rata (determined without regard to any Class A Preferred Units then held by them), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(d) for such period (the sum of (1) and (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(F)Finally, 35.5% to the holders of the Incentive Distribution Rights, Pro Rata, and 64.5% to all Unitholders, Pro Rata (determined without regard to any Class A Preferred Units then held by them).

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i)) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero.

(ii) Net Termination Loss shall be allocated:
A) First, to all Unitholders, Pro Rata (determined without regard to any Class A Preferred Units then held by them) until the 16

Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

B) Second, to the Class A Preferred Holders, pro rata in accordance with the number of Class A Preferred Units held by them until the Adjusted Capital Account in respect of each Class A Preferred Unit then Outstanding has been reduced to zero;

C) The balance, if any, 100% to the General Partner.
9. Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended to add the following language at the end thereof immediately before the period:

;  provided, however,  that this Section 6.1(d)(iii)(A) shall not apply to any Excess Distribution in respect to or measured by a distribution to a Class A Preferred Unit.

10. Section 6.1(d) of the Partnership Agreement is hereby amended to add a new Section 6.1(d)(xiv) at the end thereof:

(xiv)Allocations with respect to Class A Preferred Units.

(A)Items of Partnership gross income shall be allocated to the Class A Preferred Holders in amounts equal to the amount of cash actually distributed in respect of each such holder’s Class A Preferred Units, until the aggregate amount of such items allocated pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made to the Class A Preferred Holders pursuant to Section 5.9(c)(i) (and, for the avoidance of doubt, without taking into account the cash distribution treated as made to the Class A Preferred Holders pursuant to Section 5.9(c)(iv)). Unless otherwise required by applicable law, the Partnership agrees that it will not treat a distribution with respect to the Class A Preferred Units as a guaranteed payment.

(B)Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Class A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Class A Preferred Unit does not equal or exceed the Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Preference. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Class A Preferred Units to Unitholders holding Class A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiv)(B) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiv)(B), cause the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Preference.

11. Article VI of the Partnership Agreement is hereby amended to add a new Section 6.9 at the end thereof as follows:

Section 6.9 Special Provisions Relating to the Class A Preferred Holders.

(a) Except as otherwise provided herein, a Class A Preferred Holder shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided,  however, that immediately upon the conversion of any Class A Preferred Unit into Common Units pursuant to Section 5.9(b), the Unitholder holding a Class A Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units.

(b) A Unitholder holding a Class A Preferred Unit that has converted into a Common Unit pursuant to Section 5.9(b) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class A Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Class A Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Class A Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within 5 Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 6.7(b) as soon as practicable following a Preferred Conversion Date or as earlier provided herein.

12. The Partnership Agreement is hereby amended by inserting as Exhibit B at the end thereof Exhibit B attached hereto.
B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed as of the effective date written above.

GENERAL PARTNER:

SANCHEZ PRODUCTION PARTNERS GP LLC

By:     /s/ Charles C. Ward
Name: Charles C. Ward
Title:  Chief Financial Officer

EXHIBIT B

FORM OF NOTICE OF PARTNERSHIP OPTIONAL CONVERSION

To the Holders of Class A Preferred Units:

Please take notice that Sanchez Production Partners LP (the “Partnership”) has irrevocably elected to convert all of the outstanding Class A Preferred Units (the “Class A Preferred Units”) into Common Units of the Partnership.  The conversion will be effective at 5:00 p.m., New York time on [_________].  The conversion rate will be calculated as set forth in Section 5.9(b)(i) of the Agreement of Limited Partnership of the Partnership.